Exhibit 99.1

MULTI-COLOR CORPORATION ANNOUNCES

RECORD RESULTS FOR FISCAL YEAR 2003

Revenue Up 37% and Income Up 35% for the Full Year

CINCINNATI, OHIO, May 6, 2003 – Multi-Color Corporation (NASDAQ: LABL) announced its fiscal year 2003 fourth quarter and full year results for the period ending March 31, 2003. Fourth quarter FY 2003 highlights include:

•	Sales Revenue jumped 63% from last year’s 4th quarter to $29 million.
•	Net Income rose by 73% to $2.0 million.
•	Diluted Earnings per share grew to $.46 per share, up 70% from last year.

Approximately 75% of the revenue growth for the quarter was due to the Company’s recent acquisitions of Dec Tech and Quick Pak, with the remaining revenue increase a result of organic growth in its core label business.

“We have become very proficient at effectively selecting and integrating acquisitions that provide profitable growth and satisfy the technical, promotional and packaging needs of our customers,” said Multi-Color President and Chief Executive Officer, Frank Gerace.

“Dec Tech, the heat transfer label business recently purchased from Avery Dennison, has been our largest acquisition and our fastest and most effective integration to date,” added Gerace. “In addition, Quick Pak, our packaging services acquisition purchased last June, has exceeded all of our objectives.”

For the full fiscal year ending March 31, 2003, Multi-Color reported the following results:

•	Sales Revenue increased to $100 million, up 37% from last year.
•	Net Income grew to $6.3 million, up 35%.
•	Diluted Earnings per share rose to $1.48 per share, up 30%.
•	EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) grew to $15.3 million, up 28%.
•	Shareholder Equity increased 43%.
•	Return on Invested Capital (ROIC) stood at 14%.

“Without a doubt, we have become an important business resource for our customers,” Gerace explained. “Not only do we offer a complete line of label solutions, packaging, bundling, technical and graphic services, but our customers know they can count on us to help them lower their overall packaging costs.

“I’m very proud of our Multi-Color associates,” continued Gerace. “They continue to lead our industry, demonstrate superior performance, put our customers’ needs ahead of their own, and develop and grow as our business grows.”

The Company also announced its Annual Shareholders Meeting will be held in Cincinnati, Ohio on August 21, 2003 at the Queen City Club, 331 E. Fourth Street at 10:30 a.m.

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Multi-Color FY 2003

4th Quarter/Year End Earnings

May 6, 2003

“As we look forward to 2004, our primary objective is to build our brand, and aggressively increase our market share in the consumer products, food and beverage and packaging services markets,” Gerace stated.

FY 2003 Fourth Quarter/Full Year Results Conference Call and Webcast

The Company will hold a conference call on May 6, 2003 at 11:00 a.m. (ET) to discuss the news release. For access to the conference call, please dial 1-877-576-2618 by 10:45 a.m. (ET). A replay of the conference call will be available from 1:00 p.m. (ET) on May 6, 2003 until midnight (ET) on May 13, 2003 at 1-800-642-1687 (code 241175). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

About Multi-Color (http://www.multicolorcorp.com)

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of cost effective and innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is the world’s largest producer of both in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-end pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has seven manufacturing locations in the United States. Its products are shipped to more than 250 customers in the U.S., Canada, Mexico, South America and Asia.

Safe Harbor Statement

Forward looking statements in this release including, without limitations, statements relating to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the ability to integrate acquisitions; the success of its significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; availability of raw materials; business abilities and judgement of personnel; changes in, or the failure to comply with, government regulations, and other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data)

	Three Months Ended		Fiscal Year Ended
	Mar. 31, 2003	Mar. 31, 2002	Mar. 31, 2003	Mar. 31, 2002
Net Sales	$28,604	$17,505	$99,560	$72,624
Cost of Goods Sold	22,857	13,536	80,332	58,121

Gross Profit	5,747	3,969	19,228	14,503
Selling, General & Admin	2,135	1,828	7,335	5,575

Operating Income	3,612	2,141	11,893	8,928
Other Expense (Income)	59	54	213	121
Interest Expense	362	322	1,391	1,473

Income before taxes	3,191	1,765	10,289	7,334
Provision for taxes	1,231	630	3,954	2,635

Net Income	$1,960	$1,135	$6,335	$4,699

Basic Earnings Per Share	$0.50	$0.30	$1.65	$1.26
Diluted Earnings Per Share	$0.46	$0.27	$1.48	$1.14
EBITDA	$4,486	$2,803	$15,327	$11,938

	Selected Balance Sheet Information
	(in 000’s)
	Mar. 31, 2003	Mar. 31, 2002
Current Assets	$23,058	$12,578
Total Assets	$67,378	$47,924
Current Liabilities	$16,134	$9,253
Total Liabilities	$42,103	$30,265
Stockholder’s Equity	$25,275	$17,659
Total Debt	$27,883	$22,297

For more information, please contact:

Dawn H. Bertsche

Chief Financial Officer

Multi-Color Corporation

(513) 345-1108

dbertsche@mcclabel.com